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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated March 8, 2005, except for Note 18 as to which the date is March 14, 2005 and Note 20 as to which the date is April 7, 2005, in the Registration Statement (Form S-4 No. 333-00000) and Related Prospectus of Brown Shoe Company, Inc. (the "Company") for the registration of $150,000,000 of 8 3/4% Senior Notes due 2012.

We also consent to the incorporation by reference therein of our report dated March 8, 2005, except for Note 18, as to which the date is March 14, 2005, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended January 29, 2005, filed with the Securities and Exchange Commission, and to the incorporation by reference therein of our report dated March 8, 2005 with respect to Company management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended January 29, 2005, filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP


St. Louis, Missouri
May 12, 2005